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                                                                   EXHIBIT 10.21


                             EMPLOYMENT AGREEMENT

     This AGREEMENT is made as of May 1, 1997, between Home Health Corporation of America, Inc., a Pennsylvania corporation (the "Company"), and Bruce J. Colburn ("Executive"). This Agreement supersedes the employment letter dated March 21, 1996 between the Company and the Executive (the "Employment Letter").

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on April 8, 1996 and ending on April 30, 2000, subject to the provisions of paragraph 4 (the "Employment Period").

     2. Position and Duties. During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Financial Officer.
Executive shall report directly to the Company's Chief Executive Officer. Executive shall devote his best efforts and full-time attention to the performance of his duties on behalf of the Company. During the Employment Period, Executive shall not undertake, outside of the Company, any professional, commercial, business or public activities without first giving at least 60 days advance written notice to the Company's Chief Executive Officer and receiving written authorization and approval from the Company's Chief Executive Officer to engage in such outside activities.

     3.   Base Salary and Benefits.

     (a) Effective April 8, 1996, Executive's base salary shall be $140,000 per annum and shall be adjusted upward as set forth in paragraphs 3(b), (c) and (d) hereof (the "Base Salary") payable in cash and in accordance with the Company's general payroll practices. Increases in Base Salary shall not be retroactive.

     (b) Executive's Base Salary shall be increased to $150,000 per annum effective October 8, 1996.

     (c) During the Employment Period, Executive's Base Salary shall be increased to $175,000 per annum effective upon the Company's achievement of annual net revenue of at least $150 million, and shall be further increased to $200,000 per annum effective upon the Company's achievement of annual net revenue of at least $300 million. As of any calculation date, annual net revenue shall be the sum of Company's net revenue for the last four (4) consecutive fiscal quarters
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as reported in the Company's Form 10-Q, or Form 10-K with respect to the fourth quarter, filed with the Securities and Exchange Commission and adding or subtracting, as applicable, the effect on such reported net revenue of subsequent circumstances requiring restatement thereof (e.g., accounting for a pooling of interests).

     (d) The Base Salary shall be reviewed during the month of October each year by the Chief Executive Officer and Board of Directors of the Company (the "Board") and may, in their discretion, be increased (but not decreased) based upon Executive's performance. The first such review shall occur in October, 1997. The Base Salary shall, at a minimum, be increased on October 8th of each year by the amount obtained by multiplying the then current Base Salary by the percentage by which the level of the Philadelphia, Pennsylvania Consumer Price Index For All Urban Consumers, as reported for the immediately preceding December 31 by the Bureau of Labor and Statistics of the United States Department of Labor has increased over the level thereof at December 31 of the preceding year. The first such increase, if applicable, shall be made on October 8, 1997.

     (e) In addition to the Base Salary, Executive shall be entitled to a performance bonus (the "Bonus") payable within 120 days after the end of each fiscal year based upon the Company's achievement of the financial performance goals to be established by the Chief Executive Officer and Board, from time to time. The amount of the Bonus shall be determined by the Chief Executive Officer and Board, but shall not be less than 10% of the Executive's Base Salary for such period in the event 100% of the established goals are achieved. For the fiscal year ended June 30, 1996, Executive's Bonus was prorated to reflect the portion of the fiscal year in which the Executive was employed. The Bonus shall be paid in cash. In lieu of the Bonus, Executive may elect to participate in any performance bonus program or plan established by the Company generally for the Company's other senior executives.

     (f) In addition to the Base Salary payable to Executive hereunder, the Company has granted the Executive options to purchase shares of Common Stock of the Company pursuant to the Company's 1995 Employee and Consultant Equity Plan in accordance with the "Stock Option" attached hereto as Exhibit "A". The Stock Option replaces any previous options granted to Executive, all of which are hereby terminated.

     For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange
Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of Common Stock of the Company or (B) the combined voting power of the

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Company's then-outstanding securities entitled to vote generally in the election of directors or (ii) the Company consummates a mergers or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the Company consummates a plan of complete liquidation or closes on an agreement for the sale or other disposition by the Company of all or substantially all of the Company' assets or any transaction having a similar effect.

     (g) In addition to the Base Salary and any bonuses payable to Executive pursuant to this paragraph, Executive shall be entitled to the following benefits during the Employment Period: (i) health insurance as such coverage as is made generally available to the senior executives of the Company, (ii) a maximum of three weeks vacation each year with salary, increasing to four weeks effective October 8, 1997, (iii) participation in any profit sharing plan, retirement plan, group life insurance plan, or other insurance plan, medical expense plan or other benefit arrangement maintained by the Company for its senior executives generally and, if applicable, their family members and (iv) use of a parking space in the corporate office parking garage.

     (h) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. Executive shall receive a minimum monthly car allowance of $450.

     4.  Term.

     (a) The Employment Period (i) shall terminate upon Executive's resignation, death or permanent disability (defined as the expiration of a period of 90 days in any 12 month period during which Executive is unable to perform his assigned duties due to physical or mental incapacity), (ii) may be terminated by Executive at any time if the Company fails to comply with any material provision of this Agreement, which failure has not been cured within 10 business days after written notice of such noncompliance has been given by Executive to the Company and (iii) may be terminated by the Company at any time with or without Cause.

     (b) If the Employment Period is terminated by the Company for Cause or is terminated by Executive's resignation, Executive shall only be entitled to receive all amounts due to him through the date of termination.

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     (c) If the Employment Period is terminated as a result of Executive's death or permanent disability, the Company shall pay any amounts due to Executive through the date of termination and a Bonus (payable as set forth in paragraph 3(e)) in an amount equal to the Bonus (prorated through the date of termination) which would have otherwise been payable to Executive pursuant to paragraph 3(e) with respect to the fiscal year in which such termination occurs.

     (d) If the Employment Period is terminated by the Company other than for Cause or by Executive pursuant to paragraph 4(a)(ii) above, Executive shall be entitled to receive his Base Salary for a period of 12 months, payable in accordance with the Company's general payroll practices; provided, however that in the event that a termination occurs within 3 months prior to or 6 months after a Change of Control, the 12 month severance period shall be increased (but not decreased) to the number of months remaining in the Employment Period . The Company shall also continue coverage for Employee under the Company's life insurance, medical, health, disability and similar welfare benefit plans and the term life insurance plan described in paragraph 3(g)(i) for a period of twelve months after the date of termination. The severance benefits described in this paragraph 4(d) shall be paid in lieu of any other benefits, compensation, claims or damages to which the Executive may otherwise be entitled and all of such obligations are waived by Executive.

     (e) Except as otherwise set forth above, all of Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination.

     (f) For purposes of this Agreement, "Cause" shall mean (i) the willful failure or refusal by Executive to perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness), which has not been remedied within 10 business days after written notice is given to Executive by the Company, which notice identifies the manner in which the Company believes that Executive has not performed such duties and the steps required to cure such failure to perform, (ii) Executive shall willfully engage in misconduct toward the Company which is injurious to the Company or any subsidiary, monetarily or otherwise (including, but not limited to, conduct in violation of paragraph 5 or 6 hereof) or (iii) the conviction of Executive of, or the entering of a plea of nolo contendere by Executive with respect to, a felony.

     (g) In the event of any dispute regarding the existence of Executive's Disability hereunder, the matter will be resolved by the determination of a majority of three physicians qualified to practice medicine in Pennsylvania, one to be selected by each of Executive and the Chief Executive Officer of the Company and the third to be selected by the two designated physicians. For this purpose, Executive will submit to appropriate medical examinations.

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     (h) Executive shall not be required to mitigate the amount of any payment provided for in this paragraph 4 by seeking other employment or otherwise, and the amount of such payment or benefit provided for in this paragraph 4 shall not be reduced by any compensation earned by Executive as a result of employment by another employer or retirement benefits. Executive shall continue to honor his obligations under paragraphs 5 and 6 of this Agreement as a condition precedent to receiving the severance compensation hereunder.

     5. Confidential Information. The Executive acknowledges that the information, observations and data obtained while employed by the Company concerning the business or affairs of the Company or any subsidiary ("Confidential Information") are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Chief Executive Officer, unless and to the extent required by law, rule or regulation or pursuant to any administrative or court order. The term "Confidential Information" shall not include (i) the information which is generally available to the public or those in the Company's industry as of the date of execution of this Agreement or which later becomes generally available to the public or those in the Company industry other than as a result of Executives' or any third parties' prohibited disclosure, (ii) information which comes to Executive from a bona fide third party source so long as such source was not, to Executive's knowledge, prohibited from providing such information to Executive by any contractual, legal, fiduciary or other obligation and (iii) information which was known to Executive on a non-confidential basis before such information was obtained from the Company or any subsidiary.

     6.   Non-Compete, Non-Solicitation.

     (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company, the Company's subsidiaries and their predecessors and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that except as otherwise provided in this paragraph 6(a), during the Employment Period and continuing for a period of one year following the termination of employment for any reason (the "Noncompete Period"), Executive shall not directly or indirectly own, manage, control, participate in, consult with, be employed by, render services for, or in any manner engage in any business competitive with the businesses of the Company or its subsidiaries as such businesses exist on the date of the termination of Executive's employment, within any geographical area in which the Company or its subsidiaries engage in such businesses. Nothing herein shall prohibit (i) Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation or (ii) Executive from being employed by a business which derives a minimal amount of its gross revenues from the provision of goods and services which are

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competitive with the Company. In the event that the Company shall fail to provide Executive with the required severance obligations under Paragraph 4(d), the Company shall not have the right to enforce Executive's obligations under this Paragraph 6 during the period of such breach.

     (b) During the Noncompete Period, Executive shall not directly or indirectly or through another entity induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof or induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

     (c) If, at the time of enforcement of this Paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area that the court shall be allowed to revise the restriction contained herein to cover the maximum period, scope and area permitted by law.

     (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Paragraph 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).

     7. Executive Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

     8. Survival. Paragraphs 4 through 10 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

     9. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be

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delivered and received five business days after having been deposited in the
United States mail and enclosed in a registered or certified postage-paid envelope, one business day after having been sent by overnight courier; when personally delivered or sent by facsimile communications equipment of the sending party on a business day, or otherwise on the next succeeding business day thereafter; and in each case addressed to the respective party at the address set forth below or to such other changed addresses as the party may have fixed by notice as provided herein:

     Notices to Executive:

                   Bruce J. Colburn
                   105 Flick Drive
                   Fort Washington, PA 19034
                   Telephone: (215) 641-1512
                   FAX:       (215) 641-1512

                        with a copy to:

                   Ballard Spahr Andrews & Ingersoll
                   Attention: C. Baird Brown
                   1735 Market Street, 51st Floor
                   Philadelphia, PA 19103-7599
                   Telephone: (215) 665-8500
                   FAX:       (215) 864-8999

     Notices to the Company:

                   Home Health Corporation of America, Inc.
                   Attention: Bruce Feldman
                   2200 Renaissance Boulevard, Suite 300
                   King of Prussia, PA 19406
                   Telephone: (610) 272-1717
                   FAX:       (610) 272-3131

                        with a copy to:

                   Kleinbard, Bell & Brecker
                   Attention:  Howard J. Davis
                   1900 Market Street
                   Suite 700
                   Philadelphia, PA 19103

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                   Telephone: (215) 568-2000
                   FAX:       (215) 568-0140

     10. Severability. Whenever possible, each provision of this Agreement will be interpreted by such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     11. Complete Agreement. This Agreement and the Option Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral.

     12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder with the prior written consent of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     14. Choice of Law. This Agreement will be governed by the internal law, and not the laws of conflicts, or the Commonwealth of Pennsylvania.

     15. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
                              Home Health Corporation of America, Inc.

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                              By:______________________________
                                    Bruce J. Feldman, President


                              _________________________________
                                    Bruce J. Colburn

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